UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2016 (February 16, 2016)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Canal St., Suite 1500 Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

312-517-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed in a Form 8-K filed on February 16, 2016, on February 4, 2016, American Airlines, Inc. (“American”) sent Gogo LLC (“Gogo”), a wholly-owned subsidiary of Gogo Inc., a letter (the “AA Letter”) notifying it that American intended to invoke certain provisions in the parties’ agreement under which American may give Gogo notice that an in-flight connectivity services provider other than Gogo offers a service that provides a material improvement compared to the early-generation air to ground Gogo system American has chosen to use on certain fleets. If certain conditions are met and American gives the notice required by the Agreement, Gogo has the opportunity to provide a competitive proposal within 45 days after receipt of such notice– for any technology in our portfolio – for American’s consideration. Upon review of that proposal, if American reasonably determines that Gogo’s proposal is less favorable than the competitor’s offering, American may give Gogo notice of at least 60 days of termination of the Agreement with respect to the aircraft that are the subject of the notice (in the case of the AA Letter, approximately 200 aircraft).

On February 12, 2016, Gogo sent American a letter seeking further information regarding satisfaction of the conditions set forth in the notice provision, including seeking information relating to the system performance and functionality of the competitive technology, as contemplated by the provision. On the same day, American filed a Petition in Tarrant County, Texas seeking a declaration from the Court that the AA Letter complied with the conditions set forth in the notice provision of the Agreement, thus triggering the 45-day period within which Gogo may provide American with a competitive proposal.

American is a valued customer of Gogo, and Gogo looks forward to presenting a proposal to install 2Ku, our latest satellite technology, on the aircraft that are the subject of the AA Letter. Accordingly, on February 17, 2016, we notified American that we were rescinding our February 12, 2016 letter, that we acknowledge the adequacy of the AA Letter and that our receipt of the AA Letter triggered the 45 day deadline under the agreement for submission of our competitive proposal.

Gogo believes that this stipulation provides American with the complete relief it requests in the Prayer for Relief in its February 12, 2016 Petition, and thus moots the dispute that is the subject of the court action.

Gogo also notified American that it intends to provide a competitive proposal for the aircraft covered by the notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Norman Smagley
Norman Smagley Executive Vice President and Chief Financial Officer

Date: February 17, 2016